Press Release

Hythiam Contact:	Media Relations:
Sanjay Sabnani EVP Strategic Development (310) 444-5335 ssabnani@hythiam.com	Tim Sullivan Dan Klores Communications (212) 981-5234 tim_sullivan@dkcnews.com

HYTHIAM ANNOUNCES FOURTH QUARTER AND 2006 YEAR-END RESULTS

•	2006 Revenues Increase 236%; 61 Licensed Sites at Year-End

•	Company Provides 2007 Proforma Revenue Guidance of $50 Million

LOS ANGELES, CALIF. —March 15, 2007—Hythiam, Inc. (NASDAQ:HYTM), today announced financial results for the fourth quarter and fiscal year-ended December 31, 2006.

For the fourth quarter, the Company reported revenues of $1 million, compared to revenues of $370,000 in the fourth quarter of 2005, an increase of 173%. The net loss in the fourth quarter of 2006 was $10.8 million, or $0.27 per share, compared to a net loss of $8.4 million, or $0.24 per share, in the same period last year. The net loss for the fiscal 2006 fourth quarter included non-cash charges for depreciation, amortization and stock-based compensation expenses of $1.5 million compared to $307,000 for similar expenses in the year-earlier period. Excluding the non-cash charges, cash-based operating expenses for the fourth quarter 2006 were $10.6 million. As of December 31st, 2006 the Company had cash, cash equivalents, and marketable securities of approximately $43.4 million.

“During the fourth quarter and fiscal 2006, we achieved significant milestones that will support our ability to grow rapidly in 2007 and beyond,” said Terren Peizer, Hythiam’s Chairman and CEO. “For the year, we saw an increase in the number of licensed treatment providers, as well as met our expectations for the number of patients who were treated with the PROMETA® Protocols. Of greatest significance perhaps was our announcement of commercial evaluation programs with two initial Blue Cross Blue Shield plans. In addition, we announced a number of other important pilot programs in Texas and Georgia. During the last fiscal year, we also hired a number of key executives, including Chris Hassan, who we believe will play an integral role in growing our private pay business. Finally, Hythiam began to see its intellectual property issue in the U.S. through the notification of allowance of our patent for cocaine dependence. The first PROMETA Center® contributed in excess of $1 million in its first year, and we believe it can double from that base in 2007.

Peizer continued, “Based upon sequential growth in this our first fiscal quarter, we now believe the Company is well positioned to generate significant organic revenue growth, accelerating in the second quarter of this year, through the added contribution of two new outpatient PROMETA Centers located in San Francisco and New Jersey, combined with the efforts of our 36 member national field organization working with our licensees. Furthermore, there are legislative adoption and funding initiatives underway for PROMETA in Hawaii and Texas, as well as the first expected criminal justice reimbursement for PROMETA which we anticipate should be received by our licensee Pierce County Alliance before the end of our fiscal second quarter. Additionally, we anticipate the execution of several relationships with commercial and governmental third-party payer organizations in the very near term.”

For the year-ended December 31, 2006, revenues increased by 236% to $3.9 million, from $1.2 million in 2005. The increase was driven by revenues from the Company managed PROMETA Center, and PROMETA license fees from independent treatment providers. The number of private pay patients treated in fiscal 2006 increased by 163% to 567, compared to 216 patients for fiscal 2005. In its first full year of operations, the PROMETA Center contributed 140 PROMETA treatments in 2006, or 30% of all private pay revenues for the year. The Company reported a net loss of $38.3 million, or $0.96 per share, compared to a net loss of $24 million, or $0.77 per share, in 2005. The net loss for 2006 included $5 million in non-cash charges for depreciation, amortization and stock-based expense, compared to $2.6 million for the same period last year. During the fiscal year, Hythiam invested significant resources for business development, sales, marketing, research, development and other activities in order to implement commercial operations and establish market penetration.

For the year-ended December 31, 2006, there were 41 licensed locations that contributed to revenues, compared to just 14 locations in the prior fiscal year. Hythiam entered into licensing agreements with physicians and healthcare providers for an additional 29 licensed locations in 2006, bringing the total number of licensed sites to 61 at December 31, 2006, as compared to 32 licensed locations at the end of 2005. For the year, the Company’s average revenue per patient treated by licensees increased by 16% to $6,206, from $5,337 in 2005. Average per patient revenue at the PROMETA Center was $8,121 in 2006 in its first full year of operation.

“In addition to the revenue growth from our private-pay business, 2007 will be an exciting year for us in terms of milestones, including what we expect to be our first commercial third-party reimbursement and the availability of the first scientific data on the PROMETA protocols for alcoholism from a study at Cedars-Sinai, as well as the first double-blind placebo-controlled study results on PROMETA,” said Terren Peizer. “There are currently five pending double-blind placebo-controlled studies underway by five leading investigators in the field, and we believe their results will be the most significant catalyst to awareness and adoption of the PROMETA treatment protocols. Also, we expect peer review publications of Dr. Harold Urschel’s initial study of PROMETA for methamphetamine dependence, and the recent biological validation of PROMETA’s hypothesized mechanism of action and GABA dysregulation in substance dependence by Dr. Sheryl Smith to generate additional interest.”

BUSINESS OUTLOOK
Hythiam provided proforma revenue guidance for fiscal 2007 of approximately $50 million, including the consolidation of financials from the Company’s recent acquisition of a majority controlling interest in managed behavioral healthcare organization, Comprehensive Care Corporation (CompCare). Hythiam acquired majority controlling interest on January 12, 2007 and its financial statements will be consolidated beginning with the company’s filings for its 2007 fiscal first quarter ending March 31, 2007. Hythiam anticipates that on a standalone basis, the Company will generate 2007 revenue of approximately $14 million. Hythiam also disclosed that it expects sequential growth in its current fiscal first quarter, from the fourth quarter of 2006, and an increasing rate of growth beginning in the second quarter onwards.

COMPCARE
Since February 2006, Hythiam has had a marketing agreement with CompCare under which CompCare had the right to offer Hythiam’s PROMETA protocols as part of a disease management offering to its customers and other mutually agreed parties on an exclusive basis. On January 12, 2007, Hythiam announced that it had acquired a majority controlling interest in CompCare. Hythiam also announced its intention to purchase the remaining minority interest that was outstanding. Hythiam’s decision was based upon the belief that its relationship with CompCare would create synergies and efficiencies allowing for more effective and efficient adoption and use of its proprietary protocols among treatment populations managed or reimbursed by third party payers, such as managed care, primarily through a disease management offering.  CompCare provides an infrastructure to offer this PROMETA-based disease management, to enable healthcare providers to offer an integrated approach for the treatment of substance dependence.  Hythiam currently believes it can effectuate substantially all of the benefits of its relationship with CompCare under the current operational structure.

Interested parties are invited to listen to the conference call today at 1:30 PM P.T. live over the Internet at http://www.hythiam.com or http://www.vcall.com to review the financial results for the fiscal year-ended December 31, 2006. The call is also available by dialing toll free (877) 407-9205, or for international callers 201-689-8054. A replay of the webcast will be available after the call on http://www.hythiam.com or http://www.vcall.com. A telephonic replay will also be available until 11:59 p.m. PT on March 22, 2007 by dialing 877-660-6853 or 201-612-7415, and entering account number 286 and the conference code 230785.

About Hythiam®
Integrating both medical and psychosocial treatment modalities, Hythiam, Inc. provides comprehensive behavioral health management services to health plans, employers, criminal justice, and government agencies. With a focus on using the latest medical and health technology towards improved outcomes and out-patient treatment, the company manages all behavioral health disorders.  The company also researches, develops, licenses and commercializes innovative and proprietary physiological, nutritional, and behavioral treatment protocols.  Hythiam currently offers initial disease management offerings for substance dependence built around its proprietary PROMETA® treatment protocols for alcoholism and dependence to stimulants. The PROMETA treatment protocols, which integrate behavioral, nutritional, and medical components, are also available through other licensed treatment providers. For further information, please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Hythiam, Inc. and Subsidiaires
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues	$1,010	$370	$3,906	$1,164
Operating Expenses:
Cost of Services	219	84	818	134
Salaries and benefits	5,064	2,843	16,212	9,204
Research and development	976	1,478	3,053	2,646
Other expenses	5,528	4,481	22,468	13,173
Depreciation and amortization	340	254	1,281	879

Total operating expenses	12,127	9,140	43,832	26,036

Loss from operations	(11,117)	(8,770)	(39,926)	(24,872)
Interest income	338	347	1,630	834

Loss before provision for income taxes	(10,779)	(8,423)	(38,296)	(24,038)
Provision for income taxes	-	-	2	-

Net loss	$(10,779)	$(8,423)	$(38,298)	$(24,038)

Basic and diluted net loss per share	$(0.27)	$(0.24)	$(0.96)	$(0.77)

Weighted number of shares outstanding	40,445	35,232	39,715	31,173

Hythiam, Inc. and Subsidiaires
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	December 31,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$5,701	$3,417
Marketable securities, at fair value	37,746	43,583
Restricted cash	82	44
Receivables, net	637	249
Prepaids and other current assets	383	427

Total Current Assets	44,549	47,720
Property and equipment, net	3,711	3,498
Intellectual property, net	3,397	2,733
Deposits and other assets	548	511

Total Assets	$52,205	$54,462

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$9,451	$4,301
Long-term liabilities	725	422
Stockholders’ equity	42,029	49,739

Total Liabilities and Stockholders’ Equity	$52,205	$54,462